EXHIBIT D-6

BEFORE
THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Application of Ohio
Edison Company on Behalf of Pennsylvania
Power Company for Eligible Facility                       Case No. 05-678-EL-UNC
Determinations Under the Public Utility
Holding Company Act.

ENTRY

The Commission finds-

(1) By Commission Order dated December 21, 2000, in Case No. 00- 2320-EL-UNC, this Commission made a determination that allowing the fossil generating plants, as listed in attachment A to the application filed by Ohio Edison Company, the Cleveland Electric Illuminating Company, and the Toledo Edison Company (collectively, "Ohio Operating Companies"), to be eligible facilities under the Public Utilities Holding Company Act of 1935 (PUHCA) will benefit consumers, was in the public interest, and did not violate state law (PUHCA Section 32 [C]).

(2) At the time the Commission made its determination in Case No. 00-2320-EL-UNC, FirstEnergy Corp. ("First Energy"), parent company of the Ohio Operating Companies, was not a registered holding company subject to PUHCA. Therefore, no determination from this Commission was required for the portion of the fossil generating assets owned by Pennsylvania Power Company ("Penn Power"), a wholly owned subsidiary of Ohio Edison Company (applicant). The Penn Power fossil generating assets are listed on attachment A to the application in Case No. 05-678-EL-UNC, and referred to collectively as the PP fossil assets.

(3) On May 23, 2005, applicant, on behalf of Penn Power, filed this application (Case No. 05-678-EL-UNC) in furtherance of the completion of the transition plan of Ohio Operating Companies as approved by this Commission on July 19, 2000, in Case No. 99- 1212-EL-ETP (the "transition plan").

The transition plan approved by this Commission included a plan to transfer control of Ohio Operating Companies' fossil plants to the competitive services unit of FirstEnergy to be effective no later than January 1, 2001. In order to effectuate that provision of the transition plan, FirstEnergy Generation Corp. ("Genco"), an Ohio corporation and a wholly owned subsidiary of FirstEnergy Solutions Corp. ("FES"), was established. A FirstEnergy subsidiary, FES provides energy-related products and services, and through Genco, currently operates FirstEnergy's non-nuclear generation businesses. Genco, as lessee under the


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05-678-EL-UNC                                                                -2-


master facility lease ("master lease"), dated as of January 1, 2001, with utility subsidiaries as lessors, leases the fossil generation assets to be transferred, and operates and maintains those fossil assets.

(4) As an exempt wholesale generator ("EWG"), Genco is exempt from all provisions of PUHCA. Under Section 32 of PUHCA, an EWG must, in general, be exclusively engaged in the business of owning or operating "eligible facilities".

(5) Genco intends to exercise a purchase option under the master lease to acquire the fossil and hydro-electric generation assets to be transferred by the utility subsidiaries. Such a transfer of the ownership interest to Genco is contemplated by and in accordance with the Amended Substitute Senate Bill ("SB3").

(6) Applicant states that Penn Power will be transferring its ownership interest in the PP fossil assets to Genco. Because FirstEnergy is now a registered holding company, applicant, on behalf of Penn Power, requests the Commission to expand the scope of its findings in Case No. 00-2320-EL-UNC to include the PP fossil assets; making a separate determination that the transfer of the PP fossil assets to Genco will benefit consumers, is in the public interest, and does not violate state law.

(7) Applicant states that Penn Power is a Pennsylvania electric public utility engaged in the production, generation, purchase, transmission, distribution, and sale of electric energy and related utility services to more than 157,000 residential, commercial, and industrial customers located within six counties and 114 municipalities of the Commonwealth of Pennsylvania. It is subject to the jurisdiction of the Pennsylvania Public Utility Commission, and is a wholly owned subsidiary of applicant.

(8) Applicant further states that the proposed transfer of PP fossil assets to Genco will not adversely affect either the availability or reliability of electric supply to the customers of applicant or Penn Power or any other electricity customer.

(9) This transaction to separate the fossil plants from the operating companies is being implemented in accordance with the transition plan, as approved by this Commission. Further, Section 4928.17(E), Revised Code, provides that "an electric utility may divest itself of any generating asset at any time without Commission approval." In addition, the corporate separation requirement included in the transition plan in accordance with SB3 was one element of the overall policy of the legislation to provide competitive electric services for the


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05-678-EL-UNC                                                                -3-


benefit of customers and the economy of the state. Therefore, the Commission is satisfied that a determination allowing the PP fossil assets to be eligible facilities under the PUHCA will benefit consumers, is in public interest, and does not violate Ohio Law.

It is, therefore,

ORDERED, That the application for a determination that allowing the PP fossil assets, as listed in attachment A to the application, to be eligible facilities under the PUHCA will benefit consumers, is in the public interest, and does not violate state law, and effectuates the transfer of the PP fossil assets to Genco, is approved. It is, further,

ORDERED, That a copy of this entry be served upon all parties of record.

THE PUBLIC UTILITIES COMMISSION OF OHIO


        /S/
Alan R. Schriber, Chairman


        /S/
Ronda Hartman Fergus                                     Judith A. Jones


        /S/                                                        /S/
Donald L. Mason                                          Clarence D. Rogers, Jr.


RR:djb

Entered in the Journal
SEP 14 2005

      /S/
Renee J. Jenkins
Secretary